SUBSIDIARIES OF THE SMALL BUSINESS ISSUER

Name of Subsidiary              State of Incorporation or Organization
------------------              --------------------------------------
In-House Rehab, Inc.                              Kentucky
Regal Health Care, Inc.                           Florida
RT Group, Inc.                                    Indiana
Daily Rehabilitation Institute, Inc.              Florida